Exhibit 99.1

NEWS RELEASE

Media Contact:               Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:         Patrick Billings
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY ANNOUNCES
2016 EARNINGS

•	2017 Earnings-Per-Share Guidance Range Raised to $4.85 to $5.25

•	Dividend Increased 9 Percent to Annualized $3.29 Per Share

•	California Utilities Reach Proposed Settlement on Two-Year Extension in Cost-of-Capital Proceeding

SAN DIEGO, Feb. 28, 2017 - Sempra Energy (NYSE: SRE) today reported 2016 earnings of $1.37 billion, or $5.46 per diluted share, compared with 2015 earnings of $1.35 billion, or $5.37 per diluted share.
These results reflect certain significant items, as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the fourth quarter and full year of 2016 and 2015.

	Three months ended		Years ended
	December 31,		December 31,
(Dollars, except EPS, and shares, in millions)	2016	2015	2016	2015

	(Unaudited)

GAAP Earnings	$379	$369	$1,370	$1,349

Gain in Connection with Gasoductos de Chihuahua Acquisition	—	—	(350)	—

Gain on Sale of EnergySouth	—	—	(78)	—

Permanent Releases of Pipeline Capacity	—	—	123	—

Losses Related to Termoeléctrica de Mexicali Held For Sale	4	—	95	—

Tax Repairs Adjustments Related to General Rate Case	—	—	80	—

Loss Related to Sale of Investment in Rockies Express Pipeline	—	—	27	—

Adjustment to Loss on SONGS Plant Closure	—	(2)	—	(15)

Gain on Sale of Mesquite Power Block 2	—	—	—	(36)

Adjusted Earnings(1)	$383	$367	$1,267	$1,298

Diluted Weighted-Average Shares Outstanding	252	251	251	251

GAAP Earnings Per Share (EPS)	$1.51	$1.47	$5.46	$5.37

Adjusted EPS(1)	$1.52	$1.46	$5.05	$5.17

(1) Sempra Energy adjusted earnings and adjusted EPS are non-GAAP financial measures and are shown after-tax, and if applicable, after noncontrolling interests. See Table A in the appendix for information regarding non-GAAP financial measures and descriptions of adjustments above. Adjusted earnings and adjusted EPS for the three months and year ended Dec. 31, 2015, have been revised to include after-tax LNG development expenses of $3 million and $10 million, respectively, for consistency with the comparable periods in 2016. LNG development expenses are included in adjusted earnings and adjusted EPS in 2016.

Sempra Energy’s fourth-quarter earnings increased to $379 million, or $1.51 per diluted share, in 2016 from $369 million, or $1.47 per diluted share, in 2015. Sempra Energy’s adjusted earnings in the fourth quarter 2016 were $383 million, or $1.52 per diluted share, compared with $367 million, or $1.46 per diluted share, in the fourth quarter 2015.
Last week, Sempra Energy’s board of directors approved a 9-percent increase in the company’s annualized dividend to $3.29 per share from $3.02 per share.
“In 2016, we met our key financial targets and executed well on our strategic plan, positioning ourselves for strong performance in 2017 and enabling us to raise our 2017 earnings guidance,” said Debra L. Reed, chairman and CEO of Sempra Energy. “In the past year, we received regulatory approval of our California utilities’ General Rate Case, so they have more revenue certainty through 2018. Our utilities also received regulatory approval to proceed with several major reliability projects. Additionally, in 2016, our Mexican subsidiary, IEnova, completed a successful $1.6 billion equity offering to raise capital and we completed the divestiture of several non-strategic assets.”
Sempra Energy has reorganized its subsidiaries under two new operating groups. The Sempra Utilities group includes the company’s utility operations: Southern California Gas Co. (SoCalGas), San Diego Gas & Electric (SDG&E) and Sempra South American Utilities. The Sempra Infrastructure group includes the company’s energy infrastructure development activities, investments and operations: Sempra Mexico, Sempra LNG & Midstream and Sempra Renewables.

SEMPRA UTILITIES
San Diego Gas & Electric
SDG&E’s fourth-quarter earnings increased to $151 million in 2016 from $144 million in 2015, due primarily to higher California Public Utilities Commission (CPUC) base margin and lower operating expenses, partially offset by lower regulatory rewards and lower earnings associated with an income-tax tracking mechanism in the utility’s final General Rate Case (GRC) decision in 2016. The 2016 GRC final decision requires tracking of tax differences from rate-case-authorized levels.
SDG&E’s full-year earnings were $570 million in 2016, compared with $587 million in 2015.

Southern California Gas Co.
In the fourth quarter 2016, SoCalGas’ earnings rose to $151 million from $143 million in the fourth quarter 2015, due primarily to higher CPUC base margin and lower operating expenses, as well as higher earnings from the pipeline safety and advanced meter programs. These items were partially offset by lower earnings associated with an income-tax tracking mechanism in SoCalGas’ final GRC decision in 2016 and lower regulatory rewards. The 2016 GRC final decision requires tracking of tax differences from rate-case-authorized levels.
SoCalGas’ full-year earnings were $349 million in 2016, compared with $419 million in 2015.
Earlier this month, SoCalGas and SDG&E announced that they have entered into a Memorandum of Understanding (MOU) with other parties for a two-year extension through 2018 and 2019 for the utilities to file their next applications in the Cost-of-Capital proceeding at the CPUC. The MOU terms are materially consistent with the Cost-of-Capital assumptions provided for SDG&E and SoCalGas in the five-year financial plan at Sempra Energy’s 2016 Analyst Conference. The MOU is subject to approval by the CPUC.

Sempra South American Utilities
In the fourth quarter 2016, Sempra South American Utilities earnings were $29 million, compared with $46 million in the year-ago quarter, due primarily to a $14 million increase in deferred income-tax expense related to Peruvian tax reform.
In 2016, full-year earnings for Sempra South American Utilities were $156 million, compared with $175 million in 2015.

SEMPRA INFRASTRUCTURE
Sempra Mexico
Sempra Mexico’s fourth-quarter 2016 earnings increased to $56 million from $53 million in the fourth quarter 2015.
Sempra Mexico’s full-year earnings increased to $463 million in 2016 from $213 million in 2015, due primarily to the $350 million after-tax remeasurement gain in the third quarter 2016 on the Gasoductos de Chihuahua acquisition, offset by $95 million in after-tax losses related to the planned sale of the Termoeléctrica de Mexicali plant, and a lower favorable impact from foreign currency and inflation effects.
In December, Sempra Energy’s Mexican operating subsidiary, IEnova, completed its acquisition of the Ventika wind complex in Mexico. The Ventika complex is Mexico’s largest wind farm, with generating capacity of 252 megawatts (MW).

Sempra Renewables
Fourth-quarter earnings for Sempra Renewables were $12 million in 2016, compared with $16 million in 2015, primarily due to a $5 million gain on the sale of the Rosamond Solar project in the fourth quarter 2015.
In 2016, full-year earnings for Sempra Renewables were $55 million, compared with $63 million in 2015.
Sempra Renewables placed three solar facilities and one wind farm into operation in December, representing 422 MW of clean energy from expansions of the company’s Mesquite Solar complex in Arizona and Copper Mountain Solar complex in Nevada, as well as commissioning of the Black Oak Getty wind farm in Minnesota.

Sempra LNG & Midstream
Sempra LNG & Midstream recorded a loss of $3 million in the fourth quarter 2016, compared with earnings of $1 million in the fourth quarter 2015.
For the full year, Sempra LNG & Midstream recorded a loss of $107 million in 2016, compared with earnings of $44 million in 2015, due primarily to losses on the permanent release of pipeline capacity contracts.

2017 EARNINGS GUIDANCE
Sempra Energy today increased its 2017 earnings-per-share guidance range to $4.85 to $5.25 from the prior range of $4.80 to $5.20.

NON-GAAP FINANCIAL MEASURES
Non-GAAP financial measures for Sempra Energy include fourth-quarter and full-year 2016 and 2015 adjusted earnings and adjusted earnings per share. Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the fourth-quarter 2016 financial tables.
INTERNET BROADCAST
Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. EST with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 5358106.
Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2016 revenues of more than $10 billion. The Sempra Energy companies’ more than 16,000 employees serve approximately 32 million consumers worldwide.
###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like "believes," "expects," "anticipates," "plans," "estimates,"  "projects," "forecasts," "contemplates," "assumes," "depends," "should," "could," "would," "will," "confident," "may," "potential," "possible,"  "proposed,"  "target," "pursue," "outlook," "maintain," or similar expressions or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.

Factors, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include: actions and the timing of actions, including decisions, new regulations, and issuances of permits and other authorizations by the California Public Utilities Commission, U.S. Department of Energy, California Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, Los Angeles County Department of Public Health, states, cities and counties, and other regulatory and governmental bodies in the United States and other countries in which we operate; the timing and success of business development efforts and construction projects, including risks in obtaining or maintaining permits and other authorizations on a timely basis, risks in completing construction projects on schedule and on budget, and risks in obtaining the consent and participation of partners; the resolution of civil and criminal litigation and regulatory investigations; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; modifications of settlements; and delays in, or disallowance or denial of, regulatory agency authorizations to recover costs in rates from customers (including with respect to regulatory assets associated with the San Onofre Nuclear Generating Station facility and 2007 wildfires) or regulatory agency approval for projects required to enhance safety and reliability; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the transmission grid, moratoriums on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures; changes in energy markets; volatility in commodity prices; moves to reduce or eliminate reliance on natural gas; and the impact on the value of our investment in natural gas storage and related assets from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for storage services; risks posed by actions of third parties who control the operations of our investments, and risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments;
weather conditions, natural disasters, accidents, equipment failures, explosions, terrorist attacks and other events that disrupt our operations, damage our facilities and systems, cause the release of greenhouse gases, radioactive materials and harmful emissions, cause wildfires and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits) or may be disputed by insurers; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; the ability to win competitively bid infrastructure projects against a number of strong and aggressive competitors; capital markets and economic conditions, including the availability of credit and the liquidity of our investments; fluctuations in inflation, interest and currency exchange rates and our ability to effectively hedge the risk of such fluctuations; changes in the tax code as a result of potential federal tax reform, such as the elimination of the deduction for interest and non-deductibility of all, or a portion of, the cost of imported materials, equipment and commodities; changes in foreign and domestic trade policies and laws, including border tariffs, revisions to favorable international trade agreements, and changes that make our exports less competitive or otherwise restrict our ability to export; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company’s (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources; the impact on competitive customer rates due to the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system and from possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation; and other uncertainties, some of which may be difficult to predict and are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website at www.sempra.com. Investors should not rely unduly on any forward-looking statements.  These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra South American Utilities, Sempra Infrastructure, Sempra LNG & Midstream, Sempra Renewables and Sempra Mexico are not the same as the California utilities, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and are not regulated by the California Public Utilities Commission.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Years ended December 31,
(Dollars in millions, except per share amounts)	2016	2015	2016	2015
	(unaudited)
REVENUES
Utilities	$2,561	$2,486	$9,261	$9,254
Energy-related businesses	309	215	922	977
Total revenues	2,870	2,701	10,183	10,231

EXPENSES AND OTHER INCOME
Utilities:
Cost of electric fuel and purchased power	(508)	(491)	(2,188)	(2,136)
Cost of natural gas	(365)	(348)	(1,067)	(1,134)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(64)	(73)	(277)	(335)
Other cost of sales	(29)	(37)	(322)	(148)
Operation and maintenance	(861)	(814)	(2,970)	(2,886)
Depreciation and amortization	(342)	(325)	(1,312)	(1,250)
Franchise fees and other taxes	(111)	(109)	(426)	(423)
Impairment losses	1	(9)	(153)	(9)
Plant closure adjustment	—	5	—	26
Gain on sale of assets	3	8	134	70
Equity earnings, before income tax	2	25	6	104
Remeasurement of equity method investment	—	—	617	—
Other income, net	34	38	132	126
Interest income	7	6	26	29
Interest expense	(132)	(145)	(553)	(561)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	505	432	1,830	1,704
Income tax expense	(105)	(65)	(389)	(341)
Equity earnings, net of income tax	9	21	78	85
Net income	409	388	1,519	1,448
Earnings attributable to noncontrolling interests	(30)	(19)	(148)	(98)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings	$379	$369	$1,370	$1,349

Basic earnings per common share	$1.51	$1.48	$5.48	$5.43
Weighted-average number of shares outstanding, basic (thousands)	250,645	248,722	250,217	248,249

Diluted earnings per common share	$1.51	$1.47	$5.46	$5.37
Weighted-average number of shares outstanding, diluted (thousands)	251,611	251,450	251,155	250,923

Dividends declared per share of common stock	$0.75	$0.70	$3.02	$2.80

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share exclude items (after the effects of taxes and, if applicable, noncontrolling interests) in 2016 and 2015 as follows:
Three months ended December 31, 2016:

▪	$(4) million deferred income tax expense related to our decision to hold Termoeléctrica de Mexicali (TdM) for sale
Three months ended December 31, 2015:

▪
$2 million reduction in the plant closure loss at San Diego Gas & Electric (SDG&E) related to the San Onofre Nuclear Generating Station (SONGS) for the shareholder portion of a settlement agreement with Nuclear Electric Insurance Limited to resolve all of SONGS’ insurance claims arising out of the failures of replacement steam generators

Year ended December 31, 2016:

▪	$350 million noncash gain from the remeasurement of our equity method investment in GdC

▪	$78 million gain on the sale of EnergySouth

▪	$(123) million losses from the permanent release of pipeline capacity at Sempra LNG & Midstream

▪	$(80) million adjustments related to tax repairs deductions reallocated to ratepayers as a result of the 2016 General Rate Case Final Decision (2016 GRC FD) at the California Utilities

▪	$(27) million impairment charge related to Sempra LNG & Midstream’s investment in Rockies Express Pipeline LLC (Rockies Express)

▪	$(90) million impairment of TdM assets held for sale

▪	$(5) million deferred income tax expense related to our decision to hold TdM for sale
Year ended December 31, 2015:

▪	$36 million gain on the sale of the remaining block of Sempra LNG & Midstream’s Mesquite Power plant

▪
$15 million reduction in the plant closure loss related to SONGS, $13 million of which is due to California Public Utilities Commission approval of a compliance filing related to SDG&E’s authorized recovery of its investment in SONGS

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations from 2016 to 2015 and to future periods, and also as a base for projection of future earnings-per-share compound annual growth rate (EPS CAGR) from 2016 to 2020. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings	Pretax amount	Income tax expense(1)	Non-controlling interests	Earnings
(Dollars in millions, except per share amounts)	Three months ended December 31, 2016				Three months ended December 31, 2015
Sempra Energy GAAP Earnings				$379				$369
Exclude:
Deferred income tax expense associated with TdM	$—	$7	$(3)	4	$—	$—	$—	—
SONGS plant closure adjustment	—	—	—	—	(5)	3	—	(2)
Sempra Energy Adjusted Earnings				$383				$367	(2)

Diluted earnings per common share:
Sempra Energy GAAP Earnings				$1.51				$1.47
Sempra Energy Adjusted Earnings				$1.52				$1.46	(2)
Weighted-average number of shares outstanding, diluted (thousands)				251,611				251,450

	Year ended December 31, 2016				Year ended December 31, 2015
Sempra Energy GAAP Earnings				$1,370				$1,349
Exclude:
Remeasurement gain in connection with GdC	$(617)	$185	$82	(350)	$—	$—	$—	—
Gain on sale of EnergySouth	(130)	52	—	(78)	—	—	—	—
Permanent release of pipeline capacity	206	(83)	—	123	—	—	—	—
SDG&E tax repairs adjustments related to 2016 GRC FD	52	(21)	—	31	—	—	—	—
SoCalGas tax repairs adjustments related to 2016 GRC FD	83	(34)	—	49	—	—	—	—
Impairment of investment in Rockies Express	44	(17)	—	27	—	—	—	—
Impairment of TdM assets held for sale	131	(20)	(21)	90	—	—	—	—
Deferred income tax expense associated with TdM	—	8	(3)	5	—	—	—	—
Gain on sale of Mesquite Power block 2	—	—	—	—	(61)	25	—	(36)
SONGS plant closure adjustment	—	—	—	—	(26)	11	—	(15)
Sempra Energy Adjusted Earnings				$1,267				$1,298	(2)

Diluted earnings per common share:
Sempra Energy GAAP Earnings				$5.46				$5.37
Sempra Energy Adjusted Earnings				$5.05				$5.17	(2)
Weighted-average number of shares outstanding, diluted (thousands)				251,155				250,923
(1)
Income taxes were calculated based on applicable statutory tax rates, except for adjustments that are solely income tax. Income taxes on the impairment of TdM were calculated based on the applicable statutory tax rate, including translation from historic to current exchange rates.

(2)
Adjusted earnings and adjusted earnings per share for the three months and year ended December 31, 2015 have been revised to include after-tax LNG development expenses of $3 million and $10 million, respectively, for consistency with the comparable periods in 2016. LNG development expenses are included in adjusted earnings and diluted earnings per common share in 2016.

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)	December 31, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$349	$403
Restricted cash	66	27
Accounts receivable, net	1,554	1,473
Due from unconsolidated affiliates	26	6
Income taxes receivable	43	30
Inventories	258	298
Regulatory balancing accounts - undercollected	259	307
Fixed-price contracts and other derivatives	83	80
Assets held for sale	201	—
Other	271	267
Total current assets	3,110	2,891

Other assets:
Restricted cash	10	20
Due from unconsolidated affiliates	201	186
Regulatory assets	3,414	3,273
Nuclear decommissioning trusts	1,026	1,063
Investments	2,097	2,905
Goodwill	2,364	819
Other intangible assets	548	404
Dedicated assets in support of certain benefit plans	430	464
Insurance receivable for Aliso Canyon costs	606	325
Deferred income taxes	234	120
Sundry	815	641
Total other assets	11,745	10,220
Property, plant and equipment, net	32,931	28,039
Total assets	$47,786	$41,150

Liabilities and Equity
Current liabilities:
Short-term debt	$1,779	$622
Accounts payable	1,476	1,275
Due to unconsolidated affiliates	11	14
Dividends and interest payable	319	303
Accrued compensation and benefits	409	423
Regulatory balancing accounts - overcollected	122	34
Current portion of long-term debt	913	907
Fixed-price contracts and other derivatives	83	56
Customer deposits	158	153
Reserve for Aliso Canyon costs	53	274
Liabilities held for sale	47	—
Other	557	551
Total current liabilities	5,927	4,612
Long-term debt	14,429	13,134

Deferred credits and other liabilities:
Customer advances for construction	152	149
Pension and other postretirement benefit plan obligations, net of plan assets	1,208	1,152
Deferred income taxes	3,745	3,157
Deferred investment tax credits	28	32
Regulatory liabilities arising from removal obligations	2,697	2,793
Asset retirement obligations	2,431	2,126
Fixed-price contracts and other derivatives	405	240
Deferred credits and other	1,523	1,176
Total deferred credits and other liabilities	12,189	10,825
Equity:
Total Sempra Energy shareholders’ equity	12,951	11,809
Preferred stock of subsidiary	20	20
Other noncontrolling interests	2,270	750
Total equity	15,241	12,579
Total liabilities and equity	$47,786	$41,150

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(Dollars in millions)	2016	2015

Cash Flows from Operating Activities
Net income	$1,519	$1,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,312	1,250
Deferred income taxes and investment tax credits	217	239
Impairment losses	153	9
Plant closure adjustment	—	(26)
Gain on sale of assets	(134)	(70)
Equity earnings	(84)	(189)
Remeasurement of equity method investment	(617)	—
Fixed-price contracts and other derivatives	21	(10)
Other	63	66
Net change in other working capital components	(59)	699
Insurance receivable for Aliso Canyon costs	(281)	(325)
Changes in other assets	56	(162)
Changes in other liabilities	153	(24)
Net cash provided by operating activities	2,319	2,905

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(4,214)	(3,156)
Expenditures for investments and acquisition of businesses, net of cash and cash equivalents acquired	(1,582)	(200)
Proceeds from sale of assets, net of cash sold	763	373
Distributions from investments	25	15
Purchases of nuclear decommissioning and other trust assets	(1,034)	(531)
Proceeds from sales by nuclear decommissioning and other trusts	1,134	577
Increases in restricted cash	(139)	(100)
Decreases in restricted cash	175	93
Advances to unconsolidated affiliates	(25)	(31)
Repayments of advances to unconsolidated affiliates	11	74
Other	—	1
Net cash used in investing activities	(4,886)	(2,885)

Cash Flows from Financing Activities
Common dividends paid	(686)	(628)
Preferred dividends paid by subsidiary	(1)	(1)
Issuances of common stock	51	52
Repurchases of common stock	(56)	(74)
Issuances of debt (maturities greater than 90 days)	2,951	2,992
Payments on debt (maturities greater than 90 days)	(2,057)	(1,854)
Increase (decrease) in short-term debt, net	692	(622)
Proceeds from sale of noncontrolling interests, net of $40 in offering costs	1,692	—
Net distributions to noncontrolling interests	(63)	(73)
Tax benefit related to share-based compensation	—	52
Other	(10)	(17)
Net cash provided by (used in) financing activities	2,513	(173)
Effect of exchange rate changes on cash and cash equivalents	—	(14)

Decrease in cash and cash equivalents	(54)	(167)
Cash and cash equivalents, January 1	403	570
Cash and cash equivalents, December 31	$349	$403

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITION OF BUSINESSES

	Three months ended December 31,		Years ended December 31,
(Dollars in millions)	2016	2015	2016	2015
	(unaudited)
Earnings (Losses)
Sempra Utilities:
San Diego Gas & Electric	$151	$144	$570	$587
Southern California Gas	151	143	349	419
Sempra South American Utilities	29	46	156	175
Sempra Infrastructure:
Sempra Mexico	56	53	463	213
Sempra Renewables	12	16	55	63
Sempra LNG & Midstream	(3)	1	(107)	44
Parent and other	(17)	(34)	(116)	(152)
Earnings	$379	$369	$1,370	$1,349

	Three months ended December 31,		Years ended December 31,
(Dollars in millions)	2016	2015	2016	2015
	(unaudited)
Capital Expenditures, Investments and Acquisition of Businesses
Sempra Utilities:
San Diego Gas & Electric	$440	$298	$1,399	$1,133
Southern California Gas	370	406	1,319	1,352
Sempra South American Utilities	61	49	194	154
Sempra Infrastructure:
Sempra Mexico	452	117	1,818	302
Sempra Renewables	140	38	879	105
Sempra LNG & Midstream	28	38	164	261
Parent and other	6	—	23	49
Consolidated Capital Expenditures, Investments and Acquisition of Businesses	$1,497	$946	$5,796	$3,356

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended December 31,		Years ended or at December 31,
UTILITIES	2016	2015	2016	2015

SDG&E and SoCalGas
Gas Sales (Bcf)(1)	92	102	334	329
Transportation (Bcf)(1)	164	169	641	669
Total Deliveries (Bcf)(1)	256	271	975	998

Total Gas Customers (Thousands)			6,808	6,774

Electric Sales (Millions of kWhs)(1)	3,987	4,314	15,649	16,264
Direct Access (Millions of kWhs)	942	969	3,515	3,652
Total Deliveries (Millions of kWhs)(1)	4,929	5,283	19,164	19,916

Total Electric Customers (Thousands)			1,434	1,426

Other Utilities
Natural Gas Sales (Bcf)
Sempra Mexico	7	6	29	25
Mobile Gas(2) (3)	—	12	33	47
Willmut Gas(3)	—	1	2	3
Natural Gas Customers (Thousands)
Sempra Mexico			119	113
Mobile Gas(2) (3)			—	85
Willmut Gas(3)			—	19
Electric Sales (Millions of kWhs)
Peru	1,780	1,854	7,387	7,549
Chile	739	715	2,900	2,887
Electric Customers (Thousands)
Peru			1,078	1,053
Chile			688	672

ENERGY-RELATED BUSINESSES

Sempra Infrastructure
Power Sold (Millions of kWhs)
Sempra Mexico(4)	826	1,088	3,173	3,956
Sempra Renewables(5)	815	740	2,956	2,851
Sempra LNG & Midstream(6)	383	806	1,230	3,129

(1)	Includes intercompany sales.
(2)	Includes transportation.
(3)	On September 12, 2016, Sempra LNG & Midstream completed the sale of the parent company of Mobile Gas and Willmut Gas.
(4)
Includes power sold at the Termoeléctrica de Mexicali natural gas-fired power plant and the Ventika wind power generation facilities. Also includes 50 percent of total power sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50-percent ownership interest. Energía Sierra Juárez is not consolidated within Sempra Energy, and the related investment is accounted for under the equity method.

(5)
Includes 50 percent of total power sold related to solar and wind projects in which Sempra Energy has a 50-percent ownership interest. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method.

(6)	Includes power sold from marketing activities and from the remaining 625-megawatt block of the Mesquite Power natural gas-fired power plant before its sale in April 2015.